EX-2.6
                       AGREEMENT AND PLAN OR MERGER

                       AGREEMENT AND PLAN OF MERGER
                             BY AND BETWEEN
                      5G WIRELESS COMMUNICATION, INC.
                                   AND
5G WIRELESS SOLUTIONS, INC.

     This Agreement and Plan of Merger ("Agreement") between 5G Wireless Communications, Inc., a Nevada corporation ("Surviving Corporation") and 5G Wireless Solutions, Inc., a Nevada corporation ("5G Wireless Solutions"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 18th day of January, 2006 in Marina del Rey, California, and will have an effective date, if approved as set forth in Article I, Section 1 hereafter, of the filing of the Articles of Merger with the Nevada Secretary of State ("Effective Date").

     WHEREAS, Surviving Corporation is a corporation organized and existing under the laws of the State of Nevada, having been incorporated on October 23, 1998, with its principal business office located at 4136 Del Rey Avenue, Marina del Rey, California 90202;

     WHEREAS, the authorized capital stock of Surviving Corporation is Five Billion (5,000,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, of which 3,551,527 are issued and outstanding, and Ten Million (10,000,000) shares of preferred stock, of which Three Million (3,000,000) of Series A are issued and outstanding;

     WHEREAS, Nevada Revised Statutes 92A.180 confers upon Surviving Corporation the power to merge with a subsidiary corporation;

     WHEREAS, 5G Wireless Solutions is a corporation organized and existing under the laws of the State of Nevada, having been incorporated on October 11, 2004, with its principal business office located at 4136 Del Rey Avenue, Marina del Rey, California 90202;

     WHEREAS, the authorized capital stock of 5G Wireless Solutions consists of One Hundred Ten Million (110,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, of which Three Hundred Two Thousand Two Hundred Thirty (302,230) are issued and outstanding.

     WHEREAS, the respective boards of directors of Surviving Corporation and 5G Wireless Solutions deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement and merge pursuant to the terms and conditions contained herein and for the sole purpose of combining all the operations of the Surviving Corporation and 5G Wireless Solutions into one corporation; and

     WHEREAS, in order to consummate this merger and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, Surviving Corporation and 5G Wireless Solutions approve and adopt this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, Surviving Corporation and 5G Wireless Solutions shall be, and they are, as of the merger date (as defined in Article I, Section 2 hereafter) merged into a single surviving corporation, which shall be and is Surviving Corporation, one of the Constituent Corporations, which shall continue its corporate existence and remain a Nevada corporation governed by the laws of that state, all on the terms and conditions set forth as follows:

                                ARTICLE I
                                  MERGER

1.  Shareholder Approval.

     Under the provisions of Nevada Revised Statutes 92A.180, the consent of the shareholders of the Constituent Corporations is not required for this merger.

2.  Filings After Shareholder Approval.

     As soon as practicable, Surviving Corporation shall file with the Nevada Secretary of State a duly executed Articles of Merger, as required by Nevada Revised Statutes 92A.200, and take such other and future actions as may be required by Nevada law to make the merger effective. The merger of 5G Wireless Solutions into Surviving Corporation shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State ("Merger Date").

3.  Effect of Merger.

     Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy all rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all restrictions, disabilities and duties of each of two Constituent Corporations, and all and singular, the rights, privileges, powers and franchises of each of corporations, and all property, real, personal and mixed, and all debts to either of Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be as effectually property of the Surviving Corporation as they were of Constituent Corporations, provided, that all rights of creditors and all liens on any property of each of Constituent Corporations shall be preserved unimpaired, limited to property affected by the liens at time of merger, and all debts, liabilities and duties of Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if debts, liabilities and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest, or to perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property acquired or to be acquired by reason of or as a result of merger provided for by this agreement, proper officers and directors of each of Constituent Corporations shall execute and deliver all proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to property in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

                               ARTICLE II
                  NAME AND CONTINUED CORPORATE EXISTENCE
                        OF SURVIVING CORPORATION

     The corporate name of Surviving Corporation, the Constituent Corporation whose corporate existence is to survive this merger and continue thereafter as the Surviving Corporation, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of 5G Wireless Solutions shall be wholly merged into Surviving Corporation. Accordingly, on the Merger Date the separate existence of 5G Wireless Solutions, except insofar as continued by statute, shall cease.

                               ARTICLE III
                              GOVERNING LAW

     As stated, the laws of State of Nevada shall govern the Surviving Corporation.

                                ARTICLE IV
                  CAPITAL STOCK OF SURVIVING CORPORATION

     The capitalization of the Surviving Corporation upon the Merger Date shall be as set forth in the Articles of Incorporation, as amended, of Surviving Corporation.

                                 ARTICLE V
                     CANCELLATIION OF SHARES ON MERGER

     Upon the Merger Date, all shares of common stock of 5G Wireless Solutions held by Surviving Corporation shall be automatically cancelled.

                                ARTICLE VI
                           ASSETS AND LIABILITIES

     On the Merger Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property and every other interest shall be as effectually the property of the Surviving Corporation as it was of the respective Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if the debts, liabilities, obligations and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be submitted in place of either of the Constituent Corporations. The parties respectively agree that from time to time, when requested by the Surviving Corporation or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                               ARTICLE VII
          CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

     Prior to the Merger Date 5G Wireless Solutions shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, 5G Wireless Solutions shall not, except as otherwise consented to in writing by Surviving Corporation or as otherwise provided in this agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or ratably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the merger in amounts to be determined after the Merger Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                              ARTICLE VIII
             WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of 5G Wireless Solutions.

5G Wireless Solutions covenants, represents and warrants to Surviving Corporation that:

a. It is on the date of this Agreement, and will be on the Merger Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada;
(b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it; and (c) it is fully qualified to do business in the State of Nevada;

b. All federal, state and local tax returns required to be filed by it on or before the Merger Date will have been filed, and all taxes shown to be required to be paid on or before the Merger Date will have been paid;

c. It will use its best efforts to collect the accounts receivable owned by it on or prior to the Merger Date and will follow its past practices in connection with the extension of any credit prior to the Merger Date;

d. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Merger Date;

e. All leases now held by it are now and will be on the Merger Date in good standing and not voidable or void by reason of any default whatsoever;

f. During the period between January 1, 2006, and the date of this Agreement, except as disclosed in writing to Surviving Corporation, it has not taken any action, or suffered any conditions to exist, to any material or substantial extent in the aggregate, which it has agreed in Article VII of this Agreement not to take or to permit to exist during the period between the date of this agreement and the Merger Date;

g. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised Surviving
Corporation in writing; and

h. Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

i. 5G Wireless Solutions, in addition to other action which is has covenanted, represented, and warranted to Surviving Corporation that it shall take, shall also:

(1) Use its best efforts to preserve its business organization intact, to keep available to Surviving Corporation the present officers and employees of 5G Wireless Solutions, and to preserve for Surviving Corporation the relationships of 5G Wireless Solutions with suppliers and customers and others having business relations with 5G Wireless Solutions; and

(2) Not increase the compensation, wages, or other benefits payable to its officers or employees, other than increases that Surviving Corporation has approved in writing.

2.  Representations and Warranties of Surviving Corporation.

Surviving Corporation covenants, represents and warrants to 5G
Wireless Solutions that:

a. Surviving Corporation is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and to carry on its business as now being conducted; and

b. Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

                                 ARTICLE IX
                            CONSUMMATION OF MERGER

     If the merger contemplated is completed, all expenses incurred in consummating the plan of merger shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by Surviving Corporation. If the merger is not completed, each of the Constituent Corporations shall be liable for, and shall pay, the expenses incurred by it.

     This agreement may be deferred from time to time by mutual consent of the respective boards of directors of each of the Constituent Corporations, and, to the extent provided in 5(a), (b),
(c) and (d) below, the merger may be abandoned:

1. By the mutual consent of the respective Boards of Directors of each of the Constituent Corporations;

2. By the Board of Directors of Surviving Corporation if there shall not have been submitted to Surviving Corporation the opinion of counsel for 5G Wireless Solutions, in form and substance satisfactory to Surviving Corporation, to the effect that (1) 5G Wireless Solutions is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, 5G Wireless Solutions in accordance with its terms, and (3) all the properties, estate, rights, privileges, powers and franchises of 5G Wireless Solutions and all debts due to 5G Wireless Solutions shall be transferred to and vested in Surviving Corporation, as the Surviving Corporation, without further act or deed, subject only to any legal requirements for recording or filing any instruments of conveyance, assignment or transfer, the giving of notice of any such conveyance, assignment or transfer, consents of third parties and governmental authorities to assignment of any contract or lease, and other specified exceptions acceptable to Surviving Corporation;

3.  At the election of the Board of Directors of 5G Wireless
Solutions if there shall not have been submitted to 5G Wireless Solutions the opinion of counsel for Surviving Corporation, in form and substance satisfactory to 5G Wireless Solutions, to the effect that (1) Surviving Corporation is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, Surviving Corporation in accordance with its terms, (3) when Articles of Merger shall have been filed as provided in this Agreement, the merger will become effective and all liabilities and obligations of 5G Wireless Solutions will become the liabilities and obligations of Surviving Corporation, as the surviving corporation, fully and without any further action by either Constituent Corporation, (4) the 5G Wireless Solutions Stock will be converted into Surviving Corporation Stock, (5) the Surviving Corporation Stock into which the 5G Wireless Solutions Stock will be converted as provided herein will be legally and validly authorized, exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, ("Act'), provided by Rule 145 thereof, exempt from the registration requirements of Nevada Revised Statutes 90.460, as amended, provided by Nevada Revised Statutes 90.530(17), and may be issued without a restrictive legend under the Act if the shares of 5G Wireless Solutions are otherwise unrestricted, and (6) when issued will be validly issued, fully paid and nonassessable stock of the surviving corporation;

5.  At the election of the Board of Directors of either Constituent
Corporation if:

(a) The warranties and representations of the other Constituent Corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other Constituent Corporation shall not have been performed or satisfied in all material respects;

(b) This agreement shall not have been approved by the requisite votes of shareholders of the Constituent Corporations on or before December 1, 2003;

(c) Prior to the merger (1) there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the merger contemplated hereby, or (2) there shall have been presented to 5G Wireless Solutions or Surviving Corporation or any director or officer of either of them any process, demand or request which, in the opinion of counsel for either Constituent Corporation, offers reasonable ground to believe that a complaint or bill in equity may be forthcoming which, if successful, would restrain, enjoin or dissolve the merger, and if, in either case, such Board of Directors determines that abandonment and cancellation of this Agreement is advisable in the best interests of the Constituent Corporations, their shareholders, employees and customers;

(d) If the Merger Date shall not have occurred by January 31, 2006, then, at the option of the Board of Directors of either Constituent Corporation, it may be deferred to June 30, 2006. If the Merger Date shall not have occurred by June 30, 2006, then, at the option of the Board of Directors of either Constituent Corporation the merger may be abandoned. In the event of the abandonment of the merger pursuant to the foregoing provisions, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or its shareholders or directors or officers in respect of this merger except the obligation of each Constituent Corporation to pay its own expenses as provided in this Article IX.

                                  ARTICLE X
                 RIGHT TO AMEND ARTICLES OF INCORPORATION

     The Surviving Corporation reserves the right to amend, alter, change or repeal its Articles of Incorporation in the manner now or later prescribed by statute or otherwise authorized by law; and all rights and powers conferred in the certificate of incorporation on shareholders, directors or officers of Surviving Corporation, or any other person, are subject to this reserved power.

                                ARTICLE XI
                               MISCELLANEOUS

1.  Access to Books and Records.

     To enable Surviving Corporation to coordinate the activities of 5G Wireless Solutions into those of Surviving Corporation on and after the Merger Date, 5G Wireless Solutions shall, before the Merger Date, afford to the officers and authorized representatives of Surviving Corporation free and full access to the plants, properties, books and records of 5G Wireless Solutions, and the officers of 5G Wireless Solutions will furnish Surviving Corporation with financial and operating data and other information as to the business and properties of 5G Wireless Solutions as Surviving Corporation shall from time to time reasonably request. Surviving Corporation and 5G Wireless Solutions agree that, unless and until the merger contemplated by this Agreement has been consummated, Surviving Corporation and 5G Wireless Solutions and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, Surviving Corporation and 5G Wireless Solutions will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Governing Law.

     This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Nevada.

12.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

13.  Termination of Agreement.

     This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

14.  Survival of Provisions.

     The representations and warranties contained in Article X of this agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles IX or X of this agreement, shall expire with, and be terminated and extinguished by, the merger under this agreement on the Merger Date.

15.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                       5G WIRELESS COMMUNICATIONS, INC.:


                                       By: /s/  Jerry Dix
                                       Jerry Dix, Chief Executive Officer


                                       5G WIRELESS SOLUTIONS, INC.:


                                       By: /s/  Don Boudewyn
                                       Don Boudewyn, Secretary